Exhibit 99.1

Zynex Announces Second Quarter 2012 Financial Results

LONE TREE, Colo. – August 7, 2012—Zynex, Inc. (OTCBB: ZYXI), a provider and developer of non-invasive medical devices for electrotherapy and stroke rehabilitation, neurological diagnosis and cardiac monitoring, announces its second quarter 2012 unaudited financial results.

The Company’s total net revenue increased 19% to $10,026,000 for the three months ended June 30, 2012 from $8,395,000 for the three months ended June 30, 2011. Year to date net revenue of $18,970,000 increased 26% over the prior year to date net revenue. The Company’s revenue increase for the second quarter and year to date 2012 was primarily driven by its Zynex Medical subsidiary, in which strong demand continues from its products, and a small amount of revenue was derived from its Zynex NeuroDiagnostics subsidiary. The Company generated net income of $473,000, or $0.02 per share in the second quarter of 2012 and net income of $793,000, or $0.03 per share for the first six months of 2012, versus a net income of $484,000, or $0.02 per share in the second quarter of 2011 and net income of $374,000, or $0.01 per share for the first six months of 2011.

The Company reported a gross profit of $8,240,000, or 82% of net revenue, for the second quarter of 2012, and $15,371,000, or 81% of net revenue, for the first six months of 2012, as compared to a gross profit of $6,668,000, or 79% of net revenue, for the second quarter of 2011 and $11,857,000, or 79% of net revenue, for the first six months of 2011.

The Company reported Selling, General and Administrative (SG&A) expenses of $7,308,000, or 73% of net revenue, for the three months ended June 30, 2012, and $13,953,000, or 74% of net revenue, for the six months ended June 30, 2012, as compared to $5,769,000, or 69% of net revenue, for the three months ended June 30, 2011 and $11,097,000, or 74% of net revenue for the six months ended June 30, 2011. Increases in the Company’s SG&A expenses during the first three and six months of 2012 were primarily attributable to sales and marketing, specifically for sales commissions (based on the 19% and 26% increase in net revenue) and investments made to expand the Company’s Zynex Medical field sales force.

The Company generated a second quarter 2012 income from operations of $932,000, income before income taxes of $844,000 and net income of $473,000, or $0.02 per share, versus a second quarter of 2011 income from operations of $899,000, income before income taxes of $822,000 and net income of $484,000, or $0.02 per share. The Company generated a 2012 year to date income from operations of $1,418,000, income before income taxes of $1,237,000 and net income of $793,000, or $0.03 per share, versus a 2011 year to date income from operations of $760,000, income before income taxes of $625,000 and net income of $374,000, or $0.01 per share.

Thomas Sandgaard, CEO stated: “We were pleased with our second quarter 2012 financial results, which were in line with our strong second quarter of the previous year. Our net revenue increased 19% and 26% during the three and six month periods of 2012, as compared to prior year, and increased 13% quarter over quarter, which is indicative of the demand for our Zynex Medical electrotherapy products and volume of orders our sales team continues to generate. Our Zynex Medical subsidiary still represents the majority of our revenue, but we are encouraged to see a contribution from our Zynex NeuroDiagnostics subsidiary, which includes the first quarter 2012 asset acquisition of NeuroDyne Medical. We continued to invest in our Zynex Medical and Zynex NeuroDiagnostics sales teams, through the addition of field sales representatives, which allowed us to expand our reach and penetration in key geographic markets. Our Zynex Monitoring Solutions subsidiary continues to make progress. We are currently participating in clinical trials expected to run through the remainder of 2012.”

Outlook:

The Company confirms its initial guidance of anticipated total net revenue of between $38 million and $40 million for 2012 and net income per diluted share of between $0.06 and $0.08 for 2012.

Conference Call and Webcast Information:

Zynex, Inc. will host an earnings conference call and webcast at 9:00 a.m. MST (11:00 a.m. EST) today to discuss its second quarter 2012 financial results. Please note questions can only be submitted via the webcast user interface. Parties without access to the internet may join the presentation in listen only mode by dialing the toll free number provided below.

Webcast Information- http://www.visualwebcaster.com/event.asp?id=88637

Conference Call Information- 888-221-9541, pass-code 9400881

Highlights from the second quarter ended June 30, 2012 consolidated financial statements:

(unaudited, amounts in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Net revenue	$10,026	$8,395	$18,970	$15,028
Gross profit	8,240	6,668	15,371	11,857
Income from operations	932	899	1,418	760
Income before income tax	844	822	1,237	625
Net income	473	484	793	374
Adjusted EBITDA (1)	1,151	1,148	1,833	1,253
Net income per share–diluted	$0.02	$0.02	$0.03	$0.01
Weighted-average number of common shares outstanding–diluted	31,249,107	31,025,478	31,142,876	30,957,206

(1)	Reconciliation of unaudited U.S. Generally Accepted Accounting Principles (GAAP) Net income (loss) to Adjusted Earnings Before Interest Taxes Depreciation, and Amortization (Adjusted-EBITDA)

	Three months ended		Six months ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Net income	$473	$484	$793	$374
Interest expense net and loss on extinguishment of debt	87	79	180	137
Income taxes	371	338	444	251
Depreciation and amortization	249	209	474	412
Deferred rent	(73)	(56)	(148)	(111)
Stock-based expense	44	94	90	190

Adjusted EBITDA	$1,151	$1,148	$1,833	$1,253

About Zynex

Zynex (founded in 1996), operates under three primary business segments; Zynex Medical, Zynex NeuroDiagnostics and Zynex Monitoring Solutions. Zynex Medical engineers, manufactures, markets and sells its own design of electrotherapy medical devices for electrotherapy, used for pain management and rehabilitation. Zynex Medical’s product lines are fully developed, FDA-cleared and commercially sold world-wide. Zynex NeuroDiagnostics, sells the company’s proprietary NeuroMove device designed to help stroke and spinal cord injury patients and is currently expanding into markets for EMG, EEG, sleep pattern, auditory and nerve conductivity neurological diagnosis devices through product development and acquisitions. Zynex Monitoring Solutions, currently in the development stage, has been established to develop and market medical devices for non-invasive cardiac monitoring. For additional information, please visit: http://www.ir-site.com/zynex/default.asp.

Safe Harbor Statement

Certain statements in this release are “forward-looking” and as such are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain additional capital in order to grow our business, our ability to engage additional sales representatives, the success of such additional sales representatives, the need to obtain FDA clearance and CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement from insurance companies for products sold or rented to our customers, acceptance of our products by health insurance providers, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force, the uncertain outcome of pending material litigation and other risks described in our filings with the Securities and Exchange Commission including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2011.

Contact: Zynex, Inc. Anthony Scalese, CFO, 303-703-4906

ZYNEX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT NUMBER OF SHARES)

	June 30, 2012	December 31, 2011
	(UNAUDITED)
ASSETS
Current Assets:
Cash	$623	$789
Accounts receivable, net	12,143	10,984
Inventory	6,554	4,556
Prepaid expenses	202	293
Deferred tax assets	1,469	1,384
Other current assets	44	42

Total current assets	21,035	18,048
Property and equipment, net	3,684	3,422
Deposits	168	170
Deferred financing fees, net	123	145
Intangible assets, net	233	—
Goodwill	251	—

Total assets	$25,494	$21,785

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Line of credit	$5,201	$3,289
Current portion of notes payable and other obligations	139	131
Accounts payable	2,705	2,189
Income taxes payable	1,739	1,567
Accrued payroll and payroll taxes	980	702
Deferred rent	334	296
Current portion of contingent consideration	21	—
Other accrued liabilities	1,376	1,574

Total current liabilities	12,495	9,748
Notes payable and other obligations, less current portion	187	258
Deferred rent	970	1,156
Deferred tax liabilities	511	483
Warranty liability	20	—
Contingent consideration, less current portion	120	—

Total liabilities	14,303	11,645

Stockholders’ Equity:
Preferred stock, $.001 par value, 10,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 31,108,109 and 30,816,631 shares issued and outstanding at June 30, 2012, and December 31, 2011, respectively.	31	31
Paid-in capital	5,354	5,096
Retained earnings	5,806	5,013

Total stockholders’ equity	11,191	10,140

Total liabilities and stockholders’ equity	$25,494	$21,785

ZYNEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net revenue:
Rental	$2,437	$2,447	$4,499	$4,895
Sales	7,589	5,948	14,471	10,133

	10,026	8,395	18,970	15,028

Cost of revenue:
Rental	273	392	531	726
Sales	1,513	1,335	3,068	2,445

	1,786	1,727	3,599	3,171

Gross profit	8,240	6,668	15,371	11,857
Selling, general and administrative expense	7,308	5,769	13,953	11,097

Income from operations	932	899	1,418	760

Other income (expense):
Interest income	—	1	—	1
Interest expense	(81)	(80)	(174)	(138)
Other income (expense)	(7)	2	(7)	2

	(88)	(77)	(181)	(135)

Income before income tax	844	822	1,237	625
Income tax expense	371	338	444	251

Net income	$473	$484	$793	$374

Net income per share:
Basic	$0.02	$0.02	$0.03	$0.01

Diluted	$0.02	$0.02	$0.03	$0.01

Weighted average number of common shares outstanding:
Basic	31,091,900	30,756,717	30,986,478	30,694,216

Diluted	31,249,107	31,025,478	31,142,876	30,957,206

ZYNEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED, AMOUNTS IN THOUSANDS)

	Six Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Net income	$793	$374
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation expense	432	389
Accretion of contingent consideration	6	—
Provision for losses on uncollectible accounts receivable	158	630
Amortization of intangible assets	18	—
Amortization of financing fees	24	23
Issuance of common stock for services	—	44
Provision for obsolete inventory	190	—
Deferred rent	(148)	(111)
Employee stock-based compensation expense	90	146
Deferred tax benefit	(57)	(81)
Changes in operating assets and liabilities net of business acquisition (Note 3):
Accounts receivable	(1,317)	(2,834)
Inventory	(2,093)	(93)
Prepaid expenses	91	9
Deposit and other current assets	3	(49)
Accounts payable	516	145
Accrued liabilities	80	609
Income taxes payable	172	(192)

Net cash used in operating activities	(1,042)	(991)

Cash flows from investing activities:
Purchases of equipment and inventory used for rental	(718)	(739)
Cash paid for domain name	(18)	—
Cash paid for acquisition	(245)	—

Net cash used in investing activities	(981)	(739)

Cash flows from financing activities:
Net borrowings from line of credit	1,912	1,934
Issuance of common stock	10	48
Deferred financing fees	(2)	(25)
Payments on capital lease obligations	(63)	(46)

Net cash provided by financing activities	1,857	1,911

Net increase in cash	(166)	181
Cash at beginning of period	789	602

Cash at end of period	$623	$783

Supplemental cash flow information:
Interest paid	$152	$102
Income taxes paid	$365	$525
Supplemental disclosure of non-cash investing and financing activities:
Common stock issuances for business acquisition	$158	$—
Increase in contingent consideration for business acquisition	$141	$—